                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.1 )

                     Intelidata Technologies Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  45814T107
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                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.    45814T107                   13G                  Page 2 of 8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                Morgan Stanley, Dean Witter, Discover & Co.
                                IRS # 39-314-5972

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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION

              The state of organization is Delware
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                               5    SOLE VOTING POWER
                                                  0
  NUMBER OF                    ------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                             3,002,268**
  OWNED BY                     ------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                       0
 PERSON WITH                   ------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                          3,199,268**
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,199,268**
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 10.06%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
                IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

                   ** AS OF 5/31/97

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CUSIP No.   45814T107                 13G                     Page 3 of 8 Pages
---------------------------                                   -----------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Morgan Stanley Asset Management Limited

-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Organized under the Laws of England
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                               0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
 BENEFICIALLY                          3,002,268**
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                       3,195,168**
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,195,168**
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                10.04%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
               IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

                   ** as of 5/31/97

---------------------------                                   -----------------
CUSIP No.  45814T107              13G                         Page 4 of 8 Pages
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Item  1 (a)                 Name of Issuer
-----------                 ---------------------------------------------------

                            Intelidata Technologies Corporation

Item  1 (b)                 Address of issuer's principal executive offices
-----------                 ---------------------------------------------------

                            13873 Park Center Road
                            Suite 353
                            Herndon, VA 22071

Item  2 (a)                 Name of person filing
-----------                 ---------------------------------------------------

                        (a) Morgan Stanley, Dean Witter, Discover & Co.
                        (b) Morgan Stanley Asset Management Limited


Item  2 (b)                 Principal  business  office
-----------                 ---------------------------------------------------

                        (a) 1585 Broadway
                            New York, New York 10036

                        (b) 25 Cabot Square
                            Canary Wharf
                            London E14 4QA
                            England


Item  2 (c)                 Citizenship
-----------                 ---------------------------------------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title of class of Securities
-----------                 ---------------------------------------------------

                            Common Stock

Item  2 (e)                 Cusip No.
-----------                 ---------------------------------------------------
                            45814T197

Item  3                 (a) Morgan Stanley, Dean Witter, Discover & Co.(e) an
-----------                 Investment Adviser registered under section 203 of
                            the Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Limited is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                     Ownership
-----------                 ---------------------------------------------------

                            Incorporated by reference to Items (5)-(9) and (11) of the cover page.

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CUSIP No.    45814T107                       13G              Page 5 of 8 Pages
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Item  5              Ownership of 5 Percent or Less of a Class
----------           ----------------------------------------------------------

                     Inapplicable

Item  6              Ownership of More than 5 Percent on Behalf of Another
----------           Person
                     ----------------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan
                     Stanley Asset Management Limited, a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item  7              Identification and Classification of the Subsidiary Which
----------           Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------------

                     Inapplicable

Item  8              Identification and Classification of Members of the Group
----------           ----------------------------------------------------------

                     Inapplicable

Item  9              Notice of Dissolution of Group
----------           ----------------------------------------------------------

                     Inapplicable

Item 10              Certification
----------           ----------------------------------------------------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.      45814T107                 13G                  Page 6 of 8 Pages
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                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date:       June 19, 1997

           Signature:  /s/ PETER A. NADOSY
                       --------------------------------------------------------
           Name/Title: Peter A. Nadosy/Director Morgan Stanley Asset Management
                       Limited
                       --------------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT LIMITED

           Date:       June 19, 1997

           Signature:  /s/ Bruce Bromberg
                       --------------------------------------------------------

           Name/Title: Bruce Bromberg / Morgan Stanley, Dean Witter, Discover
                       & Co.
                       --------------------------------------------------------
                       MORGAN STANLEY & CO. INCORPORATED



                       INDEX TO EXHIBITS                                    PAGE
                       -----------------                                    ----


           EXHIBIT  1  Agreement to Make a Joint Filing                        7


           EXHIBIT  2  Secretary's Certificate Authorizing Bruce Bromberg      8
                       to Sign on behalf of Morgan Stanley, Dean Witter, Discover & Co.